Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
National Semiconductor Corporation:

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the National Semiconductor Director Stock Plan of our reports dated August 8, 2005 with respect to the consolidated balance sheets of National Semiconductor Corporation and subsidiaries as of May 29, 2005 and May 30, 2004, and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity, and cash flows for each of the years in the three-year period ended May 29, 2005, and the related financial statement schedule, management's assessment of the effectiveness of internal control over financial reporting as of May 29, 2005, and the effectiveness of internal control over financial reporting as of May 29, 2005, which reports appear in the 2005 Annual Report on Form 10-K of National Semiconductor Corporation.

Our report on the consolidated financial statements and related financial statement schedule refers to the cumulative effect of a change in accounting principle and the Company’s adoption of Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations,” as of the beginning of fiscal 2004.

//s// KPMG LLP

Mountain View, California
November 9, 2005